Exhibit 4.4  Form of Amendment to Warrant Agreement

                 AMENDMENT TO WARRANT AGREEMENT


       AMENDMENT  dated  as  of  April  ____,  1997  (the  "First

Amendment") to the Warrant Agreement dated as of November 9, 1995 between  SMART CHOICE AUTOMOTIVE GROUP, INC., formerly  known  as

Eckler  Industries,  Inc.  (the "Company"),  and  AMERICAN  STOCK

TRANSFER  &  TRUST  COMPANY, a New York corporation,  having  its principal place of business at 40 Wall Street, New York, New York

10005 (the "Warrant Agent").


                            RECITALS:

      A.   At  the Annual Meeting of Shareholders of the  Company

held  on March 21, 1997, the shareholders approved proposals  (i)

to  change  the Company's name to Smart Choice Automotive  Group,

Inc. and (ii) to effectuate a plan of recapitalization which  (a)

provides for one class of Common Stock, consisting of 100,000,000 authorized  shares, (b) reclassifies, changes and  converts  each issued  share  of Class A Common Stock into one share  of  Common

Stock  and  each  issued share of Class B Common Stock  into  two shares of Common Stock, and (iii) authorizes 5,000,000 shares  of preferred  stock  issuable  at the discretion  of  the  Board  of

Directors in series, the characteristics of which will be set  by the Board of Directors.

      B.   The  parties  have determined  that  it  is  in  their

respective  best  interests to modify the  Warrant  Agreement  to reflect  the  proposals  which were  approved  by  the  Company's

Shareholders at the Annual Meeting.

     C.  All terms not herein defined shall have the meanings set forth in the Warrant Agreement.

           NOW  THEREFORE, in consideration of the foregoing  and

other   good   and  valuable  consideration,  the   receipt   and

sufficiency  of  which  are  hereby  acknowledged,  the   parties

intending to be legally bound agree as follows:

     1.  References to Class A Common Stock


      All references to the "Class A Common Stock" of the Company in the Warrant Agreement shall be changed to refer to the "Common

Stock" of the Company.

     2.  Full Force and Effect

     Except as specifically amended hereby, the provisions of the

Warrant Agreement shall remain in full force and effect.

     3.  Entire Agreement

     This   Amendment,  together  with  the  Warrant   Agreement,

constitutes the entire agreement between the parties.

     4.  Amendment

     This  Amendment may not be amended, supplemented or modified in  whole or in part except by an instrument in writing signed by the  party  or  parties  against whom  enforcement  of  any  such amendment, supplement or modification is sought.

     5.  Counterparts

     This  Amendment may be executed in one or more counterparts,

each  of  which  will  be deemed an original  and  all  of  which together will constitute one and the same instrument.

      IN  WITNESS WHEREOF, the parties have executed  this  First

Amendment on the date first above written.


                              SMART CHOICE AUTOMOTIVE GROUP, INC.
Attest:


                              By:
                              Name:
                              Title:

                              AMERICAN  STOCK  TRANSFER  &  TRUST
                              COMPANY
Attest:


                              By:
                              Name:
                              Title: